Exhibit 2.1

AMENDMENT NO. 1 TO

TRANSACTION AGREEMENT

This Amendment No. 1 to the Transaction Agreement (this “Amendment”) is entered into as of August 19, 2022, by and among Nielsen Holdings plc, a public limited company formed under the laws of England and Wales with registration number 09422989, whose registered office is at 5th Floor Endeavour House, 189 Shaftesbury Avenue, London, WC2H 8JR, United Kingdom (the “Company”), Neptune Intermediate Jersey Limited, a private limited company formed under the laws of the Bailiwick of Jersey with registration number 141768, whose registered office is at 26 New Street, St. Helier, JE2 3RA, Jersey (“Parent”), and Neptune BidCo US Inc., a corporation formed under the laws of Delaware and a wholly owned subsidiary of Parent, whose registered office is at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Agreement (defined below).

R E C I T A L S

WHEREAS, on March 28, 2022, the parties hereto entered into that certain Transaction Agreement (the “Transaction Agreement”); and

WHEREAS, the parties hereto desire to adopt certain amendments to the terms of the Transaction Agreement, in accordance with Section 7.11 of the Transaction Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.    Amendment to Section 4.5(l). Section 4.5(l) of the Transaction Agreement is hereby replaced in its entirety with the following:

(l)    “the Company shall, ~~as promptly as practicable after the date on which the last of~~ following the date that all conditions set forth in Article 5 (other than the conditions set forth in Section 5.1(d) and Section 5.1(e) and those other conditions that by their nature are to be satisfied at or after the Measurement Time) are ~~expected to be~~ satisfied or waived (to the extent permitted hereunder), (i) use reasonable best efforts (subject to Court date availability) to arrange the Court Hearing to occur on October 7, 2022, or such other date as the parties hereto may mutually agree,~~; provided, that if the Marketing Period has not ended at the time the Court Hearing would be so arranged, the Company shall use reasonable best efforts (subject to Court date availability) to arrange such Court Hearing on the earlier of (x) a Business Day during or after the Marketing Period specified by Parent in writing on no fewer than ten (10) Business Days’ notice to the Company and (y) the Business Day immediately following the last day of the Marketing Period (it being understood, for the avoidance of doubt, that the Court Hearing shall not occur prior to the earlier of the dates set forth in the foregoing clauses (x) and (y)), subject in each case to the expected satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article 5 (other than the conditions set forth in Section 5.1(d) and Section 5.1(e) and those other conditions that by their nature are to be satisfied at or after the Measurement Time)~~ and (ii) prepare and issue, serve and lodge all such Court documents as are required and use reasonable best efforts to seek the Court Sanction;”

2.    Amendment to Section 6.1(a)(ii). Section 6.1(a)(ii) of the Transaction Agreement is hereby amended by (a) replacing all references to “September 28, 2022” with “October 14, 2022”, and (b) replacing all references to “December 28, 2022” with “January 14, 2023”.

3.    Transaction Agreement Remains in Effect. Except as expressly amended by this Amendment, the Transaction Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Transaction Agreement or the rights and obligations of the parties hereto.

4.    References to the Transaction Agreement. After giving effect to this Amendment, each reference in the Transaction Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Transaction Agreement shall refer to the Transaction Agreement as amended by this Amendment. References in the Transaction Agreement to the “date hereof,” “date of this Agreement” or words of like import shall mean March 28, 2022.

5.    Incorporation by Reference. Sections 7.3 (Counterparts; Effectiveness), 7.4 (Governing Law; Jurisdiction), 7.5 (Specific Enforcement), 7.6 (WAIVER OF JURY TRIAL), 7.7 (Notices), 9.9 (Severability), 7.11 (Amendments; Waivers), 7.12 (Headings), and 7.14 (Interpretation) of the Transaction Agreement are incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NIELSEN HOLDINGS PLC

By:	/s/ George Callard
Name:	George Callard
Title:	Chief Legal Officer

NEPTUNE INTERMEDIATE JERSEY LIMITED

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Director

NEPTUNE BIDCO US INC.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	President